Exhibit 10.10

950 Winter Street
Waltham, MA 02451
Tel: (617) 551-4000
Fax: (617) 551-4701
February 20, 2015

Dinesh Purandare
18 Richmond Circle
Lexington, MA 02421

Dear Dinesh:

On behalf of Radius Health, Inc. (the "Company"), with offices at 950 Winter Street, Waltham, MA, 02451, I am pleased to offer you full-time employment as the Senior Vice President, Global Oncology/Commercial on the terms set forth below. This letter agreement is subject to, and will become effective only upon, your commencing employment with the Company on or about March 16, 2015 .

In the course of your employment with the Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. The term "Agreement" as used below shall mean this letter agreement.

Duties; Work Location

As Senior Vice President, Global Oncology/Commercial, you will report to the Company's Chief Executive Officer and will have such duties and authority as are normally associated with such position or as may from time to time be assigned to you by the Board of Directors of Company or an authorized committee (the "Board"). The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position with the Company. Your normal place of work will initially be the Company's Waltham, Massachusetts offices; however, your duties may require reasonable business travel as determined by the Chief Executive Officer.

Cash Compensation

You will earn a salary at the semi-monthly rate of $14,791.66, annualized at a rate of $355,000, or such greater amount as is subsequently determined by the Board (the "Annual Base Salary"). All compensation amounts payable pursuant to this Agreement shall be subject to all applicable tax and other withholdings.

In addition, subject to approval of the Board, you will be eligible for an annual discretionary bonus (your "Annual Bonus"), which Annual Bonus shall be targeted at 35% (your "Target") of your annualized base salary, subject to pro-ration during any year in which you are employed for less than the full year. The Board also has the discretion to award a bonus in excess of your Annual Target Bonus for exemplary performance. Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Company. Annual Bonuses shall be paid to you when generally paid to other senior executives of the Company, subject to your continued employment through the payment date.

You will also be entitled to reimbursement of all business expenses reasonably incurred in connection with the performance of your functions and duties under this Agreement, subject to the Company's expense reimbursement policy in effect from time to time.

Equity Incentive

Subject to approval by the Board after the commencement of your employment, the Company will grant to you an initial stock option (the "Initial Option") under the Radius Health, Inc. 2011 Equity Incentive Plan (the "Plan") for the purchase of 115,000 shares (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event) of common stock of the Company ("Common Stock") at a price per share equal to the Common Stock's closing price on the NASDAQ Global Market on the date of grant. The Initial Option shall be subject to all terms and other provisions set forth in the Plan and in a separate option agreement and will vest as to 25% of the underlying shares on the first anniversary of the date you commence employment with the Company and in quarterly installments over the following three years.

Benefits

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its similarly situated full-time regular employees, including group health plans, life, disability and AD&D insurances, a 401 (k) plan with Company match, tuition reimbursement, and various types of paid time off, subject to the terms and conditions of such benefits and plans. You will be eligible to accrue up to 20 days of vacation (in addition to Company holidays), which will accrue over the first year of your employment and may be used with the advance approval of the Chief Executive Officer. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Term and Termination

This Agreement shall commence on your first day of your employment with the Company and may be terminated at any time by you or by the Company with or without cause. You and the Company acknowledge and agree that your employment is and shall continue to be at-will and that nothing in this Agreement shall confer upon you any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company's right to terminate your employment at any time.

As you are aware, the Company is in the process of standardizing its executive termination pay arrangements. On or prior to your commencing employment, you and the Company will enter into an executive severance agreement (the "Severance Agreement") that governs the payments and benefits you may receive upon a termination of your employment with the Company. Except as otherwise provided in the Severance Agreement, the Company's obligations to you under this Agreement will cease upon your termination of employment for any reason. The Severance Agreement will include substantially the same terms as are offered to other similarly situated Company executives and is currently expected to provide, generally, for the following termination payments and benefits:

•
upon your termination of employment for any reason, payment of (i) any earned but unpaid base salary, (ii) any accrued but unpaid paid time off and (iii) any other amounts or benefits, if any, under the Company's employee benefit plans to which you are entitled pursuant to the terms of such plans, payable in accordance with the terms of such plans or as otherwise required by applicable law (collectively, the "Accrued Rights");

•
upon a termination of your employment by the Company without "cause" or by you for "good reason" that does not occur within 12 months following a Change of Control (as defined in the Plan), in addition to the Accrued Rights, and provided that you timely execute (and do not revoke) a release of claims in the Company's favor, payment of (i) 6 months of base salary and (ii) 6 months of healthcare insurance benefits continuation; and

•
upon a termination of your employment by the Company without "cause" or by you for "good reason" that occurs within 12 months following a Change of Control (as defined in the Plan), in addition to the Accrued Rights, and provided that you timely execute (and do not revoke) a release of claims in the Company's favor, payment of (i) 12 months of base salary, (ii) an amount equal to your target annual bonus for the year of termination, (iii) 12 months of healthcare insurance benefits continuation and (iv) full accelerated vesting of Company equity awards, provided that the foregoing will be subject to reduction (to the minimum extent necessary) if doing so would result in you receiving a greater amount on an after-tax basis due to application of Sections 280G and 4999 of the Internal Revenue Code.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

•
Your return of the enclosed copy of this letter and the Company's standard Confidentiality and Non-Competition Agreement. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

This Agreement is personal to you and without the prior written consent of the Company you shall not assign your obligations under this Agreement, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described below.

Applicable Law

This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, disregarding any choice of law rules that would result in the application of the laws of another jurisdiction.

Notice

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above or such other address as either party subsequently provides to the other in accordance with the provisions of this paragraph.

Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

If you accept this offer, this Agreement and the Confidentiality and Non-Competition Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or the Confidentiality and Non-Competition Agreement or contrary to those contained in this Agreement or the Confidentiality and Non-Competition Agreement that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

To indicate your acceptance of this offer, please return a countersigned copy of this offer to me within five (5) business days from the date hereof, after which time this offer will automatically expire.
I look forward to you accepting this offer and to a mutually rewarding relationship.

Best Regards,

/s/ Linda A. Damon

Linda A. Damon
Head of Human Resources

I accept the above-described Agreement, on the terms set forth therein.

Dated: December 29, 2014	/s/ Dinesh Purandare
Dinesh Purandare